Exhibit 23.3

             ACKNOWLEDGMENT LETTER OF INDEPENDENT PUBLIC ACCOUNTANTS

September 15, 2000

Comstock Resources, Inc.

We are aware that Comstock Resources, Inc. has incorporated by reference in this Registration Statement its Form 10-Q for the quarter ended March 31, 2000, which includes our report dated May 5, 2000 and its Form 10-Q for the six months ended June 30, 2000, which includes our report dated August 8, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of section 7 and 11 of the Act.

Very truly yours,

Arthur Andersen LLP

                                       E-6